EXHIBIT 3.8

CERTIFICATE OF FORMATION
OF
Aqua Acquisition Holdings LLC

The undersigned, an authorized natural person, for the purpose of forming a limited liability company, under the provisions and subject to the requirements of the Delaware Limited Liability Company Act, hereby certify that:

FIRST:  The name of the limited liability company hereby formed is Aqua Acquisition Holdings LLC.

SECOND:  The address of the company’s registered office in the State of Delaware and the County of New Castle is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, and the name of its registered agent at that address is Corporation Service Company.

THIRD:  The company shall be managed in accordance with the terms of its limited liability company agreement.

FOURTH:  No member of this company shall be obligated personally for any debt, obligation or liability of the company solely by reason of being a member of this company.  The failure to observe any formalities relating to the business or affairs of this company shall not be grounds for imposing personal liability on any member for the debts, obligations or liabilities of this company.

FIFTH:  This company reserves the right to amend or repeal any provision contained herein in the manner now or hereafter prescribed by law and in this company’s limited liability company agreement.

The undersigned hereby declares that, to the best of the undersigned’s knowledge and belief, the facts stated above are true, and accordingly executes this Certificate of Formation as of March     , 2004.

/s/ Steve Sordello
Steve Sordello, Authorized Person

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF FORMATION

OF

AQUA ACQUISITION HOLDINGS LLC

AQUA ACQUISITION HOLDINGS LLC (hereinafter called the “company”), a limited liability company organized and existing under and by virtue of the Limited Liability Company Act of the State of Delaware, does hereby certify:

1.                                      The name of the limited liability company is:  AQUA ACQUISITION HOLDINGS LLC.

2.                                      The Certificate of Formation of the domestic limited liability company is hereby amended to change the name and address of the registered agent and the address of the registered office within the State of Delaware as follows:

National Registered Agents, Inc.

9 East Loockerman Street, Suite 1B

Dover, Delaware 19901

County of Kent

Executed on:                        February 17,                           , 2005

/s/ Brett M. Robertson
Brett M. Robertson, Authorized Person